BA CREDIT CARD TRUST

as Issuer

SUPPLEMENTAL INDENTURE

with respect to Additional Class A(2008-1) Notes

dated as of February 8, 2008

to

CLASS A(2008-1) TERMS DOCUMENT

dated as of January 29, 2008

to

AMENDED AND RESTATED BASERIES INDENTURE SUPPLEMENT

dated as of June 10, 2006

to

SECOND AMENDED AND RESTATED INDENTURE

dated as of October 20, 2006

THE BANK OF NEW YORK

as Indenture Trustee

ARTICLE I
Definitions and Other Provisions of General Application
Section 1.01. Definitions	1
Section 1.02. Governing Law; Submission to Jurisdiction; Agent for Service of Process	2
Section 1.03. Counterparts	2
Section 1.04. Ratification of Indenture, Indenture Supplement and the Terms Document	3
Section 1.05. Full Force and Effect of Terms Document	3
ARTICLE II
The Additional Class A(2008-1) Notes
Section 2.01. Terms and Issuance	4
Section 2.02. Modification of Defined Terms	4
Section 2.03. Form of Delivery of Additional Class A(2008-1) Notes; Depository; Denominations	4
Section 2.04. Delivery and Payment for the Additional Class A(2008-1) Notes	4
ARTICLE III
Representations and Warranties
Section 3.01. Issuer’s Representations and Warranties	5

THIS SUPPLEMENTAL INDENTURE WITH RESPECT TO ADDITIONAL CLASS A(2008-1) NOTES (this “Supplemental Indenture”), by and between BA CREDIT CARD TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), having its principal office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and THE BANK OF NEW YORK, a New York banking corporation, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of February 8, 2008 and hereby modifies and supplements the Class A(2008-1) Terms Document (the “Terms Document”) entered into by the Issuer and the Indenture Trustee as of January 29, 2008.

WHEREAS, the Issuer has created, pursuant to the Terms Document, a tranche of Class A Notes known as the Class A(2008-1) Notes;

WHEREAS, pursuant to Section 310(a) of the Indenture, the Issuer shall issue the Additional Class A(2008-1) Notes that shall be identical in all material respects to all other Outstanding Class A(2008-1) Notes and will be equally and ratably entitled to the benefits of the Indenture, the Indenture Supplement and the Terms Document as all other Outstanding Class A(2008-1) Notes without preference, priority or distinction.

NOW, THEREFORE, in connection with the issuance of the Additional Class A(2008-1) Notes, the Issuer and the Indenture Trustee enter into this Supplemental Indenture.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01.      Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b)           all other terms used herein which are defined in the Amended and Restated BAseries Indenture Supplement, dated as of June 10, 2006 (the “Indenture Supplement”), between the Issuer and the Indenture Trustee, the Second Amended and Restated Indenture, dated as of October 20, 2006 (the “Indenture”), between the Issuer and the Indenture Trustee, as acknowledged and accepted by FIA, as Servicer, or the Terms Document, either directly or by reference therein and are not modified by Section 2.02 hereof, have the meanings assigned to them therein;

(c)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(d)           all references in this Supplemental Indenture to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Supplemental Indenture as originally executed;

(e)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)            in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement, the Indenture or the Terms Document, the terms and provisions of this Supplemental Indenture shall be controlling;

(g)           each capitalized term defined herein shall relate only to the Class A(2008-1) Notes and no other tranche of Notes issued by the Issuer; and

(h)           “including” and words of similar import will be deemed to be followed by “without limitation.”

“Additional Class A(2008-1) Notes” means the $500,000,000 principal amount Class A(2008-1) Notes described in this Supplemental Indenture, substantially in the form set forth in Exhibit A-1 to the Indenture Supplement, designated as a Class A(2008-1) Note and duly executed and authenticated in accordance with the Indenture.

“Additional Issuance Date” means February 8, 2008.

Section 1.02.      Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Supplemental Indenture shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Supplemental Indenture involves at least $100,000.00, and (b) that this Supplemental Indenture has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 1.03.      Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

2

Section 1.04.      Ratification of Indenture, Indenture Supplement and the Terms Document. As supplemented by this Supplemental Indenture, each of the Indenture, the Indenture Supplement and the Terms Document is in all respects ratified and confirmed and the Indenture as so supplemented by the Indenture Supplement as so supplemented and the Terms Document and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 1.05.      Full Force and Effect of Terms Document. All terms and conditions of the Terms Document not changed hereby shall remain in full force and effect.

[END OF ARTICLE I]

3

ARTICLE II

The Additional Class A(2008-1) Notes

Section 2.01.      Terms and Issuance. The Additional Class A(2008-1) Notes shall be identical in all material respects to all other Outstanding Class A(2008-1) Notes and will be equally and ratably entitled to the benefits of the Indenture, the Indenture Supplement and the Terms Document as all other Outstanding Class A(2008-1) Notes without preference, priority or distinction. The Additional Class A(2008-1) Notes shall be issued pursuant to the Indenture, the Indenture Supplement, the Terms Document and this Supplemental Indenture on the Additional Issuance Date.

Section 2.02.      Modification of Defined Terms. Upon issuance of the Additional Class A(2008-1) Notes, all references in the Terms Document with respect to the Class A(2008-1) Notes shall include the Additional Class A(2008-1) Notes and each of the following terms, as used in the Terms Document, shall have the respective meanings set forth below:

“Controlled Accumulation Amount” means $208,333,333.34; provided, however, if the Accumulation Period Length is determined to be less than twelve (12) months pursuant to Section 3.10(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount shall be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement.

“Initial Dollar Principal Amount” means $2,500,000,000.

“Stated Principal Amount” means $2,500,000,000.

Section 2.03.      Form of Delivery of Additional Class A(2008-1) Notes; Depository; Denominations.

(a)           The Additional Class A(2008-1) Notes shall be delivered in the form of a global Registered Note as provided in Sections 202 and 301(i) of the Indenture, respectively.

(b)           The Depository for the Additional Class A(2008-1) Notes shall be The Depository Trust Company, and the Additional Class A(2008-1) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c)           The Additional Class A(2008-1) Notes will be issued in minimum denominations of $5,000 and multiples of $1,000 in excess of that amount.

Section 2.04.      Delivery and Payment for the Additional Class A(2008-1) Notes. The Issuer shall execute and deliver the Additional Class A(2008-1) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Additional Class A(2008-1) Notes when authenticated, each in accordance with Section 303 of the Indenture.

[END OF ARTICLE II]

4

ARTICLE III

Representations and Warranties

Section 3.01.      Issuer’s Representations and Warranties. The Issuer makes the following representations and warranties as to the Collateral Certificate on which the Indenture Trustee is deemed to have relied in acquiring the Collateral Certificate. Such representations and warranties speak as of the execution and delivery of this Supplemental Indenture, but shall survive until the termination of this Supplemental Indenture. Such representations and warranties shall not be waived by any of the parties to this Supplemental Indenture unless the Issuer has obtained written confirmation from each Note Rating Agency that there will be no Ratings Effect with respect to such waiver.

(a)           The Indenture creates a valid and continuing security interest (as defined in the Delaware UCC) in the Collateral Certificate in favor of the Indenture Trustee, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b)           The Collateral Certificate constitutes either an “account,” a “general intangible,” an “instrument,” or a “certificated security,” each within the meaning of the Delaware UCC.

(c)           At the time of the transfer and assignment of the Collateral Certificate to the Indenture Trustee pursuant to the Indenture, the Issuer owned and had good and marketable title to the Collateral Certificate free and clear of any lien, claim or encumbrance of any Person.

(d)           The Issuer has caused, within ten days of the execution of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral Certificate granted to the Indenture Trustee pursuant to the Indenture.

(e)           Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral Certificate. The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral Certificate other than any financing statement relating to the security interest granted to the Indenture Trustee pursuant to the Indenture or any financing statement that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f)            All original executed copies of the Collateral Certificate have been delivered to the Indenture Trustee.

(g)           At the time of the transfer and assignment of the Collateral Certificate to the Indenture Trustee pursuant to the Indenture, the Collateral Certificate had no marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Indenture Trustee.

[END OF ARTICLE III]

5

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

BA CREDIT CARD TRUST,
by BA CREDIT CARD FUNDING, LLC,
as Beneficiary and not in its individual capacity

By: /s/ Penelope S. Johnson
Name: Penelope S. Johnson
Title: Vice President

THE BANK OF NEW YORK, as Indenture Trustee
and not in its individual capacity

By: /s/ Catherine Cerilles
Name: Catherine Cerilles
Title: Vice President

[Signature Page to the Class A(2008-1) Supplemental Indenture]